Exhibit 99.1

Media Contact
Michele Quintaglie
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Investor Contact
Erin Somers
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erin.somers@rtx.com

Raytheon Technologies Announces Chairman Transition
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WALTHAM, Mass. (Apr. 26, 2021) – Raytheon Technologies (NYSE: RTX) today announced Thomas A. Kennedy, executive chairman of the board of directors, will retire effective June 1, 2021, following the one-year anniversary of the merger of United Technologies Corporation and Raytheon Company. Dr. Kennedy has held various leadership positions since joining Raytheon in 1983 and served on its board for six years. Chief Executive Officer Greg Hayes has been appointed by the Board of Directors to chairman of the board in addition to his current role as CEO of Raytheon Technologies.

Kennedy commented, “It has been an amazing journey over my years leading Raytheon and in this last transformative year in my role as executive chairman of Raytheon Technologies. We successfully executed our historic merger and the integration is well underway. It has been my honor to lead this organization and our exemplary employees around the world. I have enjoyed the partnership with Greg and his talented management team, and I’m confident the company will continue to deliver on redefining the future of aerospace and defense.”

Dinesh C. Paliwal, independent lead director for Raytheon Technologies commented, “Tom was a key architect of the merger and has been integral to the combination of Raytheon and United Technologies into an aerospace and defense powerhouse. His deep experience and guidance have been invaluable through the merger and we are grateful for his leadership over the last year.”

Paliwal continued, “Speaking on behalf of our entire Board of Directors, we are very pleased to appoint Greg Hayes to chairman of the Board. As CEO, Greg has been a strong leader throughout this transformational period for Raytheon Technologies and continues to successfully execute on the company’s strategic priorities to deliver near- and long-term value for shareowners. We look forward to his continued leadership in the years ahead as he drives Raytheon Technologies’ future.”

“I appreciate the continuing support and confidence of the Raytheon Technologies Board of Directors and I am excited for the future of our company. Tom’s vision for the creation of Raytheon Technologies guided the completion of the merger and the past year of integration,” said Raytheon Technologies CEO Greg Hayes. “I want to thank Tom for all his support over the past year in making our merger a success. We wish Tom well in his future endeavors.”

Kennedy became executive chairman in April 2020 upon the closing of the merger between Raytheon Company and United Technologies Corporation. Prior to the merger, he was chairman and chief executive officer of Raytheon Company for six years. Throughout his 38 years with Raytheon, Dr. Kennedy held numerous executive and leadership positions, growing its international business and driving key technological innovations.

Hayes is responsible for the transformation of United Technologies Corporation from an industrial conglomerate into a leading aerospace and defense company, beginning with the divestiture of Sikorsky Aircraft in 2015 and the acquisition of Rockwell Collins in 2018. Hayes became chief executive officer of Raytheon Technologies after successfully completing the merger between Raytheon and United Technologies’ aerospace businesses, Pratt & Whitney and Collins Aerospace Systems, while simultaneously separating Otis Elevator Co. and Carrier Corp. into independently traded companies in April 2020.

The company also announced today that its Board of Directors declared a quarterly cash dividend of 51 cents per outstanding share of RTX common stock, which represents an increase of more than 7 percent over the prior quarter’s dividend amount. For more information, the press release regarding the dividend announcement can be found on Raytheon Technologies’ investor relations website: investors.rtx.com.

About Raytheon Technologies
Raytheon Technologies Corporation is an aerospace and defense company that provides advanced systems and services for commercial, military and government customers worldwide. With four industry-leading businesses ― Collins Aerospace Systems, Pratt & Whitney, Raytheon Intelligence & Space and Raytheon Missiles & Defense ― the company delivers solutions that push the boundaries in avionics, cybersecurity, directed energy, electric propulsion, hypersonics, and quantum physics. The company, formed in 2020 through the combination of Raytheon Company and the United Technologies Corporation aerospace businesses, is headquartered in Waltham, Massachusetts.

Cautionary Statement Regarding Forward-Looking Statements
This release includes statements related to dividends that constitute “forward-looking statements” under the securities laws. All forward-looking statements involve risks, uncertainties and assumptions that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. Past dividends provide no assurance as to future dividends. The timing, payment and amount of future dividends, if any, could vary significantly from past dividends due to a number of risks and uncertainties. These factors include those described under the caption “Risk Factors” in our reports on Forms 10-K, 10-Q and 8-K filed with the SEC from time to time.

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